Exhibit 10.38
AMENDMENT NO. 3
TO
THE J. M. SMUCKER COMPANY RESTORATION PLAN
(Amended and Restated Effective January 1, 2013)

        The J. M. Smucker Company hereby adopts this Amendment No. 3 to The J. M. Smucker Company Restoration Plan (Amended and Restated Effective January 1, 2013) (the “Plan”). Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined. The provision of this Amendment No. 3 shall be effective as of January 1, 2017.
Section 1
        Section 2.2 of the Plan is hereby amended in its entirety to read as follows:
“2.2 Form and Time of Elections

(a) General: Each Eligible Employee for a Plan Year may elect to defer under the Plan such amounts as provided by this Article II in accordance with the procedures set forth in this Section 2.2. All elections made under this Section 2.2 shall be made in writing on a form, or pursuant to such other procedures, as may be prescribed from time to time by the Administrative Committee and shall be irrevocable for such Plan Year. An Eligible Employee’s election made with respect to a Plan Year shall remain in effect for subsequent Plan Years until the Eligible Employee revokes it or makes a new election.

(b) Timing of Deferral Elections:
(i) A deferral election with respect to Base Salary and an Eligible Incentive Award for a Plan Year shall be made prior to May 1st of the calendar year immediately preceding the Plan Year to which it relates.
(ii) Notwithstanding the foregoing provision of this Section 2.2(b), an employee who first becomes an Eligible Employee during the course of a Plan Year may make a deferral election, within 30 days following the date the employee first becomes an Eligible Employee, with respect to Base Salary paid with respect to services provided during that Plan Year following the filing of the deferral election. Further, an employee who first becomes an Eligible Employee on or after May 1st of a Plan Year may make a deferral election with respect to Base Salary to be paid during the immediately succeeding Plan Year within 30 days following the date the employee first becomes an Eligible Employee, which deferral election shall be effective with respect to Base Salary paid for service performed during the immediately succeeding Plan Year following the filing of the deferral election.
(iii) The Committee, in its sole discretion, may permit Eligible Employees to make elections with respect to Base Salary and/or Eligible Incentive Compensation at any other time or times as permitted by Section 409A of the Code, provided, however, any such discretionary election made with respect to (A) Base Salary must be made no later than December 31st of the year prior to the Plan Year to which it relates, and (B) Eligible Incentive Compensation must be made no later than the date that is six months before the end of the performance period to which it relates.”

        IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to the Plan to be executed this 16th day of October , 2017.

THE J. M. SMUCKER COMPANY

By:	/s/ Jill R. Penrose

Title:	Senior Vice President, Human Resources and Corporate Communications

2